Hostess Brands, Inc. Announces Completion of Strategic Refinancing
KANSAS CITY, Mo., May 22, 2017 – Hostess Brands, Inc. (NASDAQ: TWNK, TWNKW) (the “Company”) today announced the repricing of its existing First Lien Term Loan.
Under the transaction, the Company’s First Lien Term Loan was repriced from LIBOR plus 3.00% to LIBOR plus 2.50%. In addition to the 50 basis points reduction to the interest rate, the LIBOR floor was reduced to 75 basis points from 100 basis points. No covenants were changed and the First Lien Term Loan continues to have a maturity date of August 3, 2022.
As a result of the repricing, the Company’s annualized interest expense savings is approximately $5.0 million, or $0.02 of basic and diluted earnings per share to common stockholders (after giving effect to income taxes and non-controlling interest). For 2017, based on the impact and timing of the repricing as well as the Company’s current expectation of future LIBOR, the Company expects interest expense of $39 million to $41 million, a savings of $0.01 to $0.02 per basic and diluted earnings per share.
“We are very pleased to reprice our term loan at favorable market terms for the second time in six months,” commented Bill Toler, President and Chief Executive Officer of Hostess. “This latest repricing further improves our capital structure and provides our business with additional financial flexibility to support our continued long-term growth.”
About Hostess Brands, Inc.
The Company is one of the leading packaged food companies focused on developing, manufacturing, marketing, selling and distributing fresh baked sweet goods in the United States. The brand's history dates back to 1919, when the Hostess® CupCake was introduced to the public, followed by Twinkies® in 1930. Today, the Company produces a variety of new and classic treats including Ding Dongs®, Ho Hos®, Donettes®, SweetShop™ and Fruit Pies, in addition to Twinkies® and CupCakes.
For more information about Hostess products and Hostess Brands, please visit hostesscakes.com. Follow Hostess on Twitter: @Hostess_Snacks; on Facebook: facebook.com/Hostess; on Instagram: Hostess_Snacks; and on Pinterest: pinterest.com/hostesscakes.
Forward-Looking Statements
Certain statements in this press release are forward looking as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statements contained herein that are not statements of historical fact (including, but not limited to, statements to the effect that Hostess Brands, Inc. or its management “anticipates,” “plans,” “estimates,” “expects,” “believes,” or the negative of these terms and other similar expressions) should be considered forward-looking statements, including, without limitation, the expected size and timing of the offering. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks and uncertainties include, without limitation, factors set forth in the Company’s registration statement related to the offering and from time to time in the Company's SEC filings. The Company intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more information becomes available, except as required by law.

Contacts
Investors, please contact:
Katie Turner
ICR
646-277-1228
katie.turner@icrinc.com

Media, please contact:
Hannah Arnold
LAK Public Relations, Inc.
212-329-1417
harnold@lakpr.com
or
Marie Espinel
LAK Public Relations, Inc.
212-899-4744
mespinel@lakpr.com

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